Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-258155 on Form N-2 of our report dated March 16, 2023, relating to the consolidated financial statements and financial highlights, and our report dated March 21, 2023, relating to the Senior Securities Table of Apollo Debt Solutions BDC appearing in the Annual Report on Form 10-K of Apollo Debt Solutions BDC for the period from January 1, 2022 to December 31, 2022, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 8, 2023